Exhibit 99.2

Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR ANNOUNCES THE RESIGNATION OF GREG TUNNEY, PRESIDENT
AND CHIEF OPERATING OFFICER

- Responsibilities to be folded into the office of Richard White, CEO -

Carlsbad, California, January 28, 2005 — Phoenix Footwear Group, Inc. (AMEX: PXG) announced today that Greg Tunney, President and Chief Operating Officer, is resigning from the Company to pursue other personal interests. Greg’s responsibilities as President and Chief Operating Officer will be taken over by Richard White, CEO of Phoenix Footwear.

James R. Riedman, Chairman, commented, “I would like to thank Greg for his outstanding efforts during his tenor at Phoenix Footwear. Greg has been with the Company for seven years, and has played an instrumental role in the Company’s growth and development during that time. We wish Greg all the best in his future endeavors.”

Mr. Tunney commented, “I have enjoyed being part of the growth of Phoenix Footwear. The Company has built an impressive portfolio of brands and is well positioned to carry-out its long-term growth strategy. I wish management the best of luck in achieving the Company’s unique vision.”

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets men’s and women’s footwear and apparel. The Company’s premium brands include the Trotters®, SoftWalk®, H.S. Trask®, Altama® and Ducks Unlimited® footwear lines and the Royal Robbins® and Audubon® apparel lines. The Company was ranked by Footwear News as the fastest growing footwear firm during the three-year period of 1999 to year-end 2001, and the 10th most profitable for 2002 based on net margins. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

Contacts:

Kenneth Wolf	Todd St.Onge
Chief Financial Officer	Brainerd Communicators, Inc.
Phoenix Footwear Group, Inc.	(212) 986-6667
(760) 602-9688